Exhibit 99.1

Forest City Announces Conclusion of Strategic Review Process and Substantial Board Refreshment

Issues Letter to Stockholders Regarding Conclusion of Strategic Review Process and Determination to

Continue to Pursue Standalone Plan

Board to be Reconstituted with Majority New Independent Directors

Authorizes Increase in Share Repurchase Program to $400 Million

CLEVELAND – March 22, 2018 – Forest City Realty Trust, Inc. (NYSE: FCEA) (“Forest City” or the “Company”) announced today that its Board of Directors concluded its previously announced review of strategic alternatives. After extensive evaluation and deliberation, including review and analysis of multiple offers, the Board has determined that stockholder value would be better enhanced on a standalone basis than by pursuing a transaction on the terms and pricing indicated by the offers received.

The Board has issued a letter to stockholders in connection with the conclusion of its review. The full text of the letter follows:

Dear Stockholders of Forest City Realty Trust, Inc.:

We are writing to report on the conclusion of the Board’s strategic review process and on governance changes we have agreed to going forward.

The Board of Directors announced a review of the Company’s strategic, operating, financial and structural options to enhance stockholder value on September 11, 2017. The announcement of this review followed from the governance-enhancing collapse of the dual-class voting structure at the 2017 Annual Meeting and feedback we received from stockholders during our extensive outreach following the 2017 Annual Meeting. In order to execute the strategic review, the Company retained financial advisors led by Lazard together with Goldman Sachs & Co. LLC. Additionally, the Board established a Transaction Committee constituted by a majority of independent directors to oversee the review process and provide guidance and instruction to management of the Company and the Company’s financial advisors between Board meetings.

The Company’s financial advisors communicated with over 50 potentially interested buyers during the initial stage of the process, and 18 of those parties executed confidentiality agreements and received confidential information about the Company. An initial round of bidding at the end of

October 2017 resulted in seven non-binding preliminary indications of interest – five represented all-cash offers to acquire the Company and two contemplated structured, tax-efficient transactions involving a portion of the Company’s business. The Board then authorized a second round of bidding with six potentially interested buyers. Second round indications of interest were received beginning in mid-December. Two parties submitted non-binding indications of interest to acquire the Company, two submitted proposals to acquire the Company’s development portfolio and one party reaffirmed its interest in pursuing a structured, tax-efficient transaction for a portion of the Company’s business. The two full Company acquisition proposals and a structured, tax-efficient portfolio transaction were conditioned on a grant of exclusivity to the potentially interested buyers.

Following a review of each indication of interest and negotiation of the two full Company acquisition proposals, the Board determined to pursue the non-binding proposal to acquire the Company for $26 per share in cash, which was submitted by a large financial investor with a strong track record of executing large, complex real estate and corporate transactions. A majority of the Board viewed the proposal as potentially attractive for stockholders. On this basis, the Company and the financial investor mutually entered into a 45-day exclusivity period during which the financial investor would complete confirmatory diligence and negotiate a fully financed merger agreement at $26 per share in cash with conditions to closing customary for transactions of this type.

An extension to the exclusivity period was granted through March 9, 2018 to permit the counterparty to complete its confirmatory diligence. The financial investor submitted a letter on March 7, 2018 (the “March 7 Proposal”) that it was prepared to make a fully financed, binding proposal to acquire the Company for $24.50 per share in cash subject to: (i) cessation of future dividend payments, (ii) obtaining certain JV partner consents to a change of control prior to signing a definitive agreement, (iii) obtaining certain government consents to a change of control related to Company assets and development projects prior to closing and (iv) the Company completing an internal reorganization prior to closing to facilitate the counterparty’s financing plans, which plans were not provided in connection with the March 7 Proposal or thereafter. The Transaction Committee unanimously determined that it would not recommend a transaction on the terms and pricing contemplated by the March 7 Proposal to the Board, and instructed the Company’s financial advisors to inform the counterparty in the event it wished to revise its proposal in advance of a Board meeting on March 10. The counterparty did not so revise its proposal, and on March 10, the Board unanimously accepted the recommendation of the Transaction Committee to reject the March 7 Proposal and a majority of the Board authorized the Company’s financial advisors to inform the counterparty that the Board would be supportive of a transaction at $25.50 per share in cash with dividends paid through closing, and no conditions with respect to third-party consents or completion of an internal reorganization. The counterparty responded on March 13 (the “March 13 Proposal”) with a revised price of $25.00 per share in cash subject to: (i) cessation of future dividend payments and (ii) a willingness to review in more detail the projects for which third-party consents might be required for a change of control transaction with the goals of reaching consensus about the relevant projects, developing a more complete understanding of the means and prospects for obtaining consents on a timely basis and developing a mutually agreeable solution to allocating any risk associated with third-party consents. Between March 13 and March 16, the Company, the financial investor, and their respective advisors held a series of diligence calls for the purpose, among others, of confirming whether the financial investor would be prepared to eliminate third-party consents as a condition to signing and closing a transaction. On March 16, the counterparty communicated to our advisors that while the Company had presented reasonable bases to conclude that many of the requested third-party consents were not required, as a commercial matter, it was not willing to eliminate some portion of the previously identified third-party consents as a condition to either signing or closing.

After evaluation and deliberation, the Board unanimously decided not to pursue a transaction on the terms and pricing of the March 13 Proposal. The Board concluded that stockholder value would be better enhanced on a standalone basis and that the conditional requirements specified by the counterparty in the March 13 Proposal created more uncertainty around a potential transaction than the Board was prepared to accept.

Having completed an extensive strategic review process, the Board remains focused on enhancing value for all stockholders. To this end, we engaged in constructive discussions with certain significant stockholders of the Company to identify a mutually acceptable group of new independent directors to join the Board as part of a substantial refreshment. This refreshment will help improve the Company’s corporate governance structure for the benefit of all stockholders and we are confident the new directors will bring substantial industry expertise and new and diverse perspectives for the benefit of our stockholders. We also thank the directors that will not be continuing for their distinguished service and dedication to the Company and the leadership and integrity that has been a hallmark of their tenures.

The Board remains committed to pursuing the right course of action for the Company and all stakeholders, and to that end we believe the Company is well positioned to create and sustain stockholder value under the governance of a new group of independent directors. We expect to deliver strong returns to stockholders over time through (i) leveraging the Company’s scale in core, high-barrier-to-entry markets, (ii) taking advantage of embedded growth from the development activities and accretive partner buyouts, (iii) continuing to focus on margin enhancement and (iv) returning additional capital to stockholders via dividend growth and share repurchases.

Sincerely,

James A. Ratner

Chairman

Scott S. Cowen

Lead Independent Director

Reconstituted Board

Forest City also announced that it has entered into agreements with Starboard Value LP (“Starboard”), which currently owns approximately 3.0% of the Company’s outstanding shares, Scopia Capital Management LP (“Scopia”), which currently owns approximately 8.3% of the Company’s outstanding shares, and RMS, Limited Partnership (“RMS”), which, prior to the elimination of the Company’s dual-class stock structure, was the controlling stockholder of the Company, pursuant to which:

•	Nine current directors have agreed to resign from the Board;

•	Michelle Felman, Adam S. Metz, Marran H. Ogilvie, William ‘Butch’ Roberts and Robert A. Schriesheim have been elected, effective upon completion of customary onboarding background reviews, as new independent directors to the Company’s Board;

•	James A. Ratner will become Interim Chairman of the Board. The reconstituted Nominating and Governance Committee will promptly initiate a process to identify and recommend a new Chairman or Executive Chairman of the Board. Candidates will include both new Board members as well as external candidates that are seasoned real estate industry executives or professionals;

•	The reconstituted Nominating and Governance Committee will also promptly initiate a process to identify an additional independent director to join the Board;

•	Each of Starboard and Scopia will have the right to appoint one additional director to the Board; and

•	RMS has agreed to alter its director nomination rights from four members of the Ratner family to two designees, one director who must be independent under NYSE listing standards and one director who may be either a family member or independent under NYSE listing standards. Butch Roberts will serve as the independent RMS nominee. RMS has also given up their right for James Ratner to be elected Chairman of the Board, and he will resign from the Chairmanship upon appointment of the new Chairman identified by the process referred to above.

The Company also announced that David LaRue, Kenneth Bacon, Z. Jamie Behar and James Ratner will continue their service on the Board. All members of the newly reconstituted Board will stand for election at the Company’s 2018 Annual Meeting. Following completion of onboarding and appointments, the Board will be comprised of 13 directors, 11 of whom will be independent.

The agreements will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Share Repurchase Authorization

The Board has also approved an increase in the Company’s existing $100 million share repurchase program to an aggregate total of $400 million. The shares may be repurchased, in light of prevailing market and economic conditions, to take advantage of investment opportunities at times when the Board and Company management believe the market price of the common stock does not accurately reflect the underlying value of the Company; to indicate to investors the Company’s confidence in its business; to enhance stockholder value; and to reduce dilution.

Purchases may be made in the open market or otherwise, and in such amounts and at such times and prices as the Board and authorized officers determine, provided that all purchases comply with regulations and guidelines of the Securities and Exchange Commission. Repurchase of shares under the program will be subject to the limitations and requirements set forth in the Company’s credit facility and indentures.

This program does not obligate the Company to acquire any particular amount of common stock. The program may be suspended, modified, or discontinued at any time at the discretion of Company management as conditions change as to the market price, need or other factors. The program has no set expiration date.

About Kenneth J. Bacon

Kenneth J. Bacon has been a Forest City director since 2012 and serves on the Board’s Audit and Corporate Governance and Nominating committees. In 2012, Bacon co-founded RailField Partners. Bacon previously served in various positions at Federal National Mortgage Association (Fannie Mae), including vice president of the northeast region, leading the American Communities Fund, senior vice president of the multifamily division, and executive vice president. Prior to joining Fannie Mae, Bacon served as director of policy for the oversight board and director of securitization at Resolution Trust Corporation. Bacon began his career with Kidder Peabody and later Morgan Stanley. Bacon is a board member of three additional publicly traded companies: Comcast Corporation, Ally Financial Inc, and Welltower Inc. He is also a board member of the National Multifamily Housing Council and serves on the advisory board of the Stanford Center on Longevity.

About Z. Jamie Behar

Z. Jamie Behar has been a Forest City director since April 2017. She serves on the Board’s Audit and Corporate Governance and Nominating committees. Behar previously served as the managing director, Real Estate & Alternative Investments, at GM Investment Management Corp (GMIMCo) from 2005 to 2015. Behar started at GMIMCo as a portfolio manager in 1986. As a company director, Behar served on the board’s investment management, private equity investment approval and risk management committees. Behar also serves as an independent director for Gramercy Property Trust and Sunstone Hotel Investors, Inc. She was previously board chair of the Pension Real Estate Association and was a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts.

About Michelle Felman

Michelle Felman currently serves on the Advisory Board at Turner Impact Capital, a social impact platform that focuses on charter schools and workforce housing. She is a Trustee of Choice Properties (CHP-TSX), a listed retail REIT spun off by Loblaws Companies Limited, where she serves on the Governance and Comp Committees, and of The Partners Group (PGPHF), a global private equity firm, where she serves as the Chair of the Investment Oversight Committee. Felman is a Board member of Reonomy, a private real estate technology company. Felman is also on the Board of Directors of Cumming Corp, a global project management and cost consulting company. Felman is a founder of JAM Holdings, an investment and advisory firm. From 1997-2010, Felman served as the Executive Vice President – Co-Head of Acquisitions and Capital Markets for Vornado Realty Trust and remained a consultant to VNO through December 2012. She began her career at Morgan Stanley in the Investment Banking Division and later joined GE Capital as a Managing Director of Business Development.

About David J. LaRue

David J. LaRue became a director of Forest City in June 2011 when he also became President and CEO of the Company. LaRue also serves as an officer and/or director of various subsidiaries of the company. Prior to becoming President and CEO, he served as Executive Vice President and Chief Operating Officer. Earlier in his tenure with the company, LaRue served as President and Chief Operating Officer of the company’s Commercial Group. Prior to joining Forest City in 1986, LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. He formerly served on the board of CubeSmart, NAREIT, the Real Estate Roundtable, and the International Council of Shopping Centers. LaRue is currently a member of the board of trustees and executive committee, and chair of the capital committee of the Friends of the Cleveland School of the Arts; a trustee and member of the finance committee of the Lawrence School; and is on the boards of St. Edward High School and the Greater Cleveland Partnership.

About Adam S. Metz

Adam S. Metz is currently Managing Director and Head of International Real Estate at The Carlyle Group. He will be retiring from Carlyle in April of 2018. Most recently, Metz served as Senior Advisor to TPG Capital’s Real Estate Group. Prior to joining TPG in April 2011, Metz was the Chief Executive Officer of General Growth Properties, Inc. from 2008 to 2010. Before joining GGP, Metz was co-founding partner of Polaris Capital LLC. Metz has previously held roles such as Executive Vice President and Chief Investment Officer of Rodamco, North America, numerous positions with Urban Shopping Centers, Inc., Vice President in the Capital Markets group of JMB Realty, and Corporate Lending Officer in the Commercial Real Estate Lending Group at The First National Bank of Chicago. Metz currently serves on the advisory boards of the real estate programs at both Cornell University and Northwestern University.

About Marran H. Ogilvie

Marran H. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010. She currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration. She also serves as a director of Evolution Petroleum, a developer and producer of oil and gas reserves, Ferro Corporation, a supplier of functional coatings and color solutions, Four Corners Property Trust, a REIT for which she chairs the Audit Committee, LSB Industries, Inc. a manufacturing company, and Bemis Company, Inc, a plastic packaging company. Ogilvie previously served as a Director for Southwest Bancorp, a regional commercial bank, Zais Financial Corp., a REIT, Seventy Seven Energy Inc., an oil field services company, and the Korea Fund, an investment company.

About James A. Ratner

James A. Ratner is a current Forest City Director. Ratner previously served as Executive Vice President of Development for Forest City and has served as an officer/director of various subsidiaries of the Company. Ratner serves on the board of NACCO Industries, Inc. Additionally, he serves as chairman of the board of trustees of The Playhouse Square Foundation, serves on the executive committee and the board of trustees of The Cleveland Museum of Art and serves on the board of trustees of Case Western Reserve University.

About William R. ‘Butch’ Roberts

William R. Roberts began his career at an organization he would later lead. With more than 35 years of experience in business, operations and strategy, Roberts today shares his knowledge and expertise with clients as president of the W.R. Roberts Company. Roberts began his career with the Chesapeake and Potomac Telephone Company, which later became Verizon, Washington, D.C., as a business office manager. He held positions of increasing responsibility in Operations, Human Resources, Marketing, Public Affairs, and Government Relations, before assuming responsibility in 2000 for Verizon’s public policy initiatives in Maryland, as president. Subsequently in 2007, he was named region president of Verizon Maryland and the District of Columbia, overseeing all of the company’s operations in those areas. He retired in 2011, following 32 years of service. As of 2018, he is immediate past Chairman of the Board of Directors for MedStar Health, the largest not-for-profit healthcare system in Maryland and the Washington, D.C., region. Additionally, he has served as board chairman the Baltimore branch of the Federal Reserve Bank of Richmond.

About Robert A. Schriesheim

Robert A. Schriesheim, is a director of Houlihan Lokey, a publicly traded global investment banking firm, NII Holdings (formerly Nextel International), a publicly traded provider of wireless communications services in Latin America, Skyworks Solutions, a publicly traded provider of wireless semiconductor solutions and of FirstAdvantage a privately-held portfolio company of private equity firm Symphony Technology Group. He served as Executive Vice President and Chief Financial Officer of Sears Holdings from August 2011 until October 2016 and as a Senior Advisor until January of 2017. From January 2010 to October 2010, Schriesheim was Senior Vice President and Chief Financial Officer of Hewitt Associates, a global human resources consulting and outsourcing company that was acquired by Aon in October 2010. From 2006 until 2009, he was Executive Vice President and Chief Financial Officer of Lawson

Software, a publicly traded ERP software provider. Previously, Schriesheim was affiliated with ARCH Development Partners, LLC, a seed stage venture capital fund and earlier he held executive positions at Global TeleSystems, SBC Equity Partners, Ameritech, AC Nielsen, and Brooke Group Ltd. Previously he served as a director of a number of publicly traded companies including Lawson Software from 2006 until its sale in July 2011 to Infor and Golden Gate Capital, Dobson Communications from 2004 to 2007, a rural wireless services communications company that was acquired by AT&T, and as Co-Chairman of MSC Software from 2007 to 2009 a provider of integrated simulation solutions for designing and testing manufactured products that was acquired by Symphony Technology Group and of Georgia Gulf Corporation, an industrial chemicals manufacturer, from 2009 to 2010.

About Forest City

Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $8.1 billion in consolidated assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial, residential and mixed-use real estate in key urban markets in the United States. For more information, visit www.forestcity.net.

Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements reflect management’s current views with respect to future, not past, events and often address the Company’s expected future actions and performance. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “target” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. All statements regarding the Board’s review of operating, strategic, financial and structural alternatives and associated costs and benefits, including whether standalone plan could enhance value are forward-looking. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause the Company’s actual results, financial or otherwise, and future actions to differ materially from those described in forward-looking statements include the risks discussed in the Company’s documents filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q and Current Reports on Form 8-K.